Exhibit 99.1

R.J. Reynolds Tobacco Company

P.O. Box 2959

Winston-Salem, NC 27102

Contact:	Bryan Hatchell (336) 741-0763	RJRT 2015-08

R.J. Reynolds reaches agreement with New York on

Master Settlement Agreement payment disputes

WINSTON-SALEM, N.C., —Oct. 20, 2015 — R.J. Reynolds Tobacco Company has reached an agreement with the State of New York to settle 11 years of claims related to the company’s Master Settlement Agreement (MSA) payments to the state. The settlement addresses claims relating to a downward adjustment to R.J. Reynolds’ annual MSA payment obligations known as the Non-Participating Manufacturer (NPM) Adjustment.

The settlement resolves claims pertaining to payment years 2004 through 2014, and puts in place a new method to determine future adjustments from 2015 forward. R.J. Reynolds will receive credits, currently estimated to be approximately $285 million, plus interest, that will be applied to the company’s MSA payments over the next four years, for its claims relating to 2004 through 2014. Starting in 2017, the company will also receive credits based on a sliding scale keyed to the volume of non-state-excise-tax paid tribal sales in New York during the relevant market year.

“R.J. Reynolds is pleased to finally resolve this issue with the State of New York and now both sides can move beyond this decade-long series of disputes,” said Martin L. Holton III, executive vice president and general counsel for R.J. Reynolds. “This was a long and complicated process, but resolution of these types of issues is vital to protect the equity of our brands and to the overall success of the Master Settlement Agreement.”

R.J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc. (NYSE: RAI), is the second-largest tobacco company in the United States. R.J. Reynolds’ brands include Newport, Camel and Pall Mall. For more information, visit www.RJRT.com.

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